UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2011

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

_______________________________________________
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2011, John Block and Michael Zarriello submitted their resignations as members of the Company’s Board of Directors, which resignations shall become effective as of September 30, 2011.  Mr. Block is a member of the Company’s Compensation Committee and Nominating Committee, and Mr. Zarriello is a member of the Company’s Audit & Governance Committee and Compensation Committee.  Mr. Dennis Rawan, a member of the Audit & Governance Committee, will assume the chairmanship of that committee in Mr. Zarriello’s stead.  Neither resignation involved any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices; rather, such resignations were consistent with the Company’s previously announced plans to downsize the corporate operations and realize cost savings resulting from the downsizing.

On September 21, 2011, the Board of Directors also approved the full vesting, effective October 1, 2011, of outstanding restricted stock grants to former employees who had remained employed by Destron Fearing Corporation following the recently announced stock sale, and to former directors, including Messrs. Block and Zarriello (6,666 shares each). Therefore, on October 1, 2011, in addition to restricted shares previously scheduled to vest on that date, an additional 31,446 total shares held by former employees and directors will vest under the Board’s accelerated vesting approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: September 27, 2011

By: /s/ Lorraine Breece
Name: Lorraine Breece
Title: Chief Financial Officer